EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Scott M. Tsujita	Pete Schuddekopf
SVP Finance, Treasury & Investor Relations	VP Media Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-5161	602-504-5383
stsujita@hypercom.com	pschuddekopf@hypercom.com
HYPERCOM ANNOUNCES FIRST
QUARTER 2008 FINANCIAL RESULTS
•	Revenue increases $6.9 million or 10.6% compared to first quarter of prior year
•	Net loss decreases $2.2 million compared to first quarter of prior year
•	Strong product revenue from North American market offsets decreases in some international markets
PHOENIX, May 6, 2008—Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the first quarter ended March 31, 2008.
The Company recorded a first quarter net loss of $0.3 million, or ($0.01) per share, versus a loss of $2.5 million, or ($0.05) per share, in the same quarter of 2007. First quarter results do not reflect the financial results of recently acquired Thales e-Transactions since the acquisition did not close until April 1, 2008.
First quarter revenue was $71.7 million, up $6.9 million or 10.6%, compared to $64.8 million in the same quarter of 2007. Product revenue for the first quarter was $49.6 million versus $48.2 million in the same period a year ago, up $1.4 million, or 2.9%. In addition to the $1.4 million year over year growth, first quarter 2008 revenue also replaced $3.7 million of negative margin terminal sales in Brazil in first quarter 2007. The Company discontinued such sales in late 2007 and did not record any similar revenue in Brazil during the first quarter of 2008. Product revenue growth occurred primarily in the U.S. due to strong countertop sales. Service revenue in the first quarter was $22.1 million versus $16.7 million in 2007, up $5.4 million, or 32.7%. Service revenue grew $4.0 million in South America primarily due to an increase in service volume and $1.5 million in Asia-Pacific as a result of the acquisition of ACG Group.
First quarter 2008 gross profit was $19.8 million, or 27.6% of revenue, compared to first quarter 2007 gross profit of $20.7 million, or 32.0% of revenue. The gross margin is a blend of 33.3% product gross margin and 14.6% service gross margin in 2008 versus margins of 38.2% and 13.8% in first quarter 2007. Year over year product gross margin has decreased as a result of lower average selling prices in EMEA and Asia-Pacific related to product mix and competitive price pressure, as well as a reduction of revenue related to high margin networking product sales. These decreases were partially offset by a higher volume of sales in North America. First quarter 2008 product gross margin was also impacted by $0.7 million of non-recurring facility closure and severance costs related to the shutdown of our Asian manufacturing operations, as well as $1.0 million of overlapping manufacturing costs in the quarter related to the transition to contract manufacturing. These transition costs are expected to continue into early third quarter 2008.

First quarter operating expenses were $21.8 million, or a decrease of $1.7 million, versus $23.5 million in the same quarter of the prior year. The decrease in the year over year operating expense is a result of $1.2 million of decreased R&D expense related to 2007 restructuring activities, the slowing of certain R&D activities in anticipation of the acquisition of the Thales e-Transactions business, and a $0.5 million reduction in selling, general, and administrative expenses, primarily related to a year over year reduction in quarterly bad debt expense. Operating expenses for the first quarter included $2.0 million of general and administrative charges resulting from $1.5 million of non-capitalized acquisition costs and $0.5 million of executive separation costs. The comparable quarter of the prior year included $1.7 million of similar charges.
“We believe that first quarter revenue growth continues to demonstrate our improved sales and product development execution in the marketplace,” stated Philippe Tartavull, Hypercom’s Chief Executive Officer and President. “While we are very pleased with our improved selling competitiveness and operating cost control, our gross margins remain a work in progress as we have not yet completed the transition to a full outsourced contract manufacturing business model. Gross margins are also expected to benefit over time from the anticipated scale synergies related to the recent acquisition of Thales e-Transactions, existing product cost reduction activities, the convergence towards a single, combined product family, and a focus on reducing other expenses such as freight, inventory obsolescence, and warranty cost.”
Balance Sheet and Cash-flow
As of March 31, 2008, Hypercom had $98.7 million of cash and short term investments on hand, up from $81.9 million at the end of fourth quarter 2007. The increase in cash and short term investments was primarily due to a $15.2 million reduction in accounts receivable resulting from collections of high fourth quarter 2007 revenues. The increased inventory level was offset by higher accounts payable. Cash flow from operations was $19.2 million, primarily due to the reduction in accounts receivable.
New Announcements
Hypercom has recently made several new important announcements including:
•	The completion of the acquisition of Thales SA’s e-Transactions business, a leading provider of secure card payment solutions in some of Europe’s largest markets, including France, Germany, Spain and the United Kingdom. With the acquisition, Hypercom becomes the second largest provider of electronic payment solutions and services in Western Europe, and solidifies its position as the third largest global provider with estimated combined company pro forma revenue of approximately $500 million.
•	Introduction of the new Optimum M4200 series of mobile electronic payment terminals, a family of battery-powered devices designed to meet the need for high-performance, portable payment solutions. The line offers the same rapid 32-bit multi-application processing, compact form factor and market-leading memory size as the recently released Optimum T4200 countertop platform, including the latest security standards approvals. The M4200 family shares the same application development toolkit and user interface as the T4200, enabling business applications written for one platform to be quickly transferred to the mobile unit family for fast deployment. The M4200 family of mobile terminals can be used for services such as pay-at-the table, mobile service providers such as taxis and home repair vendors, door-to-door sales, flea markets, line-busting for larger retail stores, and petroleum full service.
•	Chase Paymentech, the world’s largest merchant acquirer, will immediately provide full merchant and ISO support for Hypercom’s new PCI PED approved, 32-bit multi-application Optimum T4210 (dial) and T4220 (Ethernet with dial backup) electronic payment terminals. The action follows Chase Paymentech’s Class A certification of the two new devices. The T4200 platform features the highest security, largest memory and broadest feature set of any countertop device family of its kind and has also received MasterCard Worldwide Payment Terminal Security approval for IP and wireless transactions and incorporates additional security features such as optional privacy shields, Triple DES DUKPT encryption to protect cardholder PINs, and utilizes HyperSafe®32, Hypercom’s excusive RSA-based security infrastructure to prevent the introduction of fraudulent applications. The platform is compliant with the European Union’s RoHS requirements for hazardous substances.
•	Introducing SmartPayments EasyRetail, an all-inclusive new product that lets smaller merchants bring the speed and convenience of cardholder-facing payment terminals to single-lane checkout counters. Featuring Hypercom’s high security Optimum L4150 and L4250 multi-lane terminals and PC-based SmartPayments electronic payment processing software, it combines into one easy-to-install, “plug and play” package all of the components required for a small retailer to quickly and easily offer their customers the same payment speed, security and convenience at the checkout counter that the many larger, multi-lane retailers deliver today
•	The appointment of Heidi R. Goff as President and Managing Director, the Americas, with responsibility for directing and driving Hypercom’s sales, service and support activities throughout North America, South America, Mexico, the Caribbean and Central America. Ms. Goff brings industry experience from previous leadership positions with MasterCard International, Global Payment Systems, Transaction Network Services and U.S. Wireless Data.
•	The appointment of Ronald R. Rhodes to Vice President, Global Supply Chain Management, and Tim Jones to Vice President, Global Human Resources. Mr. Rhodes is responsible for directing the company’s worldwide supply chain operations. Mr. Jones is responsible for managing and directing Hypercom’s human resource function, including compensation, benefits, employee relations and related compliance worldwide.
First Quarter Earnings Call
Hypercom has scheduled its conference call to discuss first quarter 2008 financial results for Tuesday, May 6, 2008. The call will be held at 4:30 p.m. ET and will be available either through telephone dial-in or audio web cast.
The dial-in number is 1-888-550-9982 for North American callers and +1-210-839-8578 for international callers. To access the call, participants will be required to identify the participant passcode, Hypercom. To access the audio web cast, please go to Hypercom’s website, http://ir.hypercom.com at least two minutes prior to the call to register. A replay of the conference call can be accessed approximately one hour after the conclusion of the live call and will be available until June 6, 2008. The replay number for North America is 1-866-443-4137 and +1-203-369-1108 for international callers. A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com, where it will remain until the next results release.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “anticipate,” “estimate,” “will,” “intend,” “project,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance; projections regarding future revenue, gross margins, operating profits, product and service margins, net income, cash flows, gains or losses from discontinued operations; the timing, performance, certifications, and market acceptance of new products; the migration to a contract manufacturer of the Company’s products; the development and success of broader distribution channels; the timing and success of integration activities related to the recent Thales e-Transaction acquisition and the expected results and benefits of such transactions. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products and services including ability to obtain and the timing of key certifications; our ability to cost reduce new and existing products to improve margins; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business, including integration of the Thales e-Transactions business line; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended March 31, 2008 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update this information, since Hypercom will only provide guidance at certain points, if at all during the year. Such information speaks only as of the date of this press release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.
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Hypercom, Optimum & Design and HyperSafe are registered trademarks of Hypercom Corporation. All other trademarks are the property of their respective owners. HYCF

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2008	2007
Net revenue:
Products	$49,584	$48,168
Services	22,112	16,659

Total net revenue	71,696	64,827

Costs of revenue:
Products	33,054	29,746
Services	18,878	14,353

Total costs of revenue	51,932	44,099

Gross profit	19,764	20,728

Operating expenses:
Research and development	6,112	7,329
Selling, general and administrative	15,717	16,172

Total operating expenses	21,829	23,501

Loss from continuing operations	(2,065)	(2,773)
Interest income, net	797	839
Foreign currency (gain) loss	49	(618)
Other expense	79	4

Loss before income taxes and discontinued operations	(1,140)	(2,548)
Income tax benefit (provision)	663	(667)

Loss before discontinued operations	(477)	(3,215)
Income from discontinued operations	145	690

Net loss	$(332)	$(2,525)

Basic and diluted income (loss) per share:
Loss before discontinued operations	$(0.01)	$(0.06)
Income from discontinued operations	—	0.01

Basic and diluted loss per share	$(0.01)	$(0.05)

Weighted average common shares:
Basic and diluted	53,224,574	53,181,716

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Amounts in thousands)	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$95,095	$76,925
Short-term investments	3,620	4,988
Accounts receivable, net	56,064	71,341
Inventories	28,828	22,343
Prepaid expenses and other current assets	14,375	15,251
Deferred tax assets	507	497

Total current assets	198,489	191,345
Property, plant and equipment, net	17,866	17,694
Intangible assets, net	9,902	10,502
Goodwill	12,195	10,224
Deferred acquisition costs	13,651	12,529
Other long-term assets	8,024	7,950

Total assets	$260,127	$250,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,999	$30,448
Accrued payroll and related expenses	8,248	9,889
Accrued sales and other taxes	7,428	7,427
Product warranty liabilities	1,704	1,754
Accrued other liabilities	16,165	16,154
Deferred revenue	5,697	5,497
Income taxes payable	476	519

Total current liabilities	78,717	71,688
Deferred tax liabilities, net	2,222	620
Other long-term liabilities	3,599	3,437

Total liabilities	84,538	75,745
Stockholders’ equity	175,589	174,499

Total liabilities and stockholders’ equity	$260,127	$250,244

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(Amounts in thousands)	2008	2007

Cash flows from continuing operations:
Net loss from continuing operations	$(477)	$(3,215)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,564	2,061
Amortization of discounts on short-term investments	(38)	(273)
Provision (reversal) for doubtful accounts	(1,143)	413
Provision for excess and obsolete inventory	665	518
Provision for warranty and other product charges	495	296
Deferred income tax benefit (provision)	1,592	(16)
Non-cash share-based compensation	918	1,738
Foreign currency gains	(165)	(350)
Non-cash write-off of intangibles and other assets	42	2
Changes in operating assets and liabilities, net	14,664	(4,098)

Net cash provided by (used in) operating activities	19,117	(2,924)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,265)	(1,888)
Cash paid for acquisitions, net of cash acquired	(2,073)	(12,707)
Software development costs capitalized	(29)	(360)
Purchase of short-term investments	(14,969)	(43,473)
Proceeds from the sale or maturity of short-term investments	16,376	53,635

Net cash used in investing activities	(1,960)	(4,793)

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	(1)	(3)
Debt issuance cost	(125)	—
Proceeds from issuance of common stock	566	104

Net cash provided by financing activities	440	101

Effect of exchange rate changes on cash	573	49

Net increase (decrease) in cash flows from continuing operations	18,170	(7,567)
Cash and cash equivalents, beginning of period	76,925	34,190

Cash and cash equivalents, end of period	$95,095	$26,623